EXHIBIT 10.2

As of June 25, 2002

Mark H. Peterman
Wilshire Financial Services Group Inc.
1776 SW Madison Street
Portland, OR 97205

        Re:   Wilshire Financial Services Group Inc. Change in Control Plan

Dear Mark,

        This is to confirm that we have agreed that the Wilshire Financial Services Group Inc. Change in Control Plan (the “Plan”) will apply to you with two modifications.

        The first modification is that the first sentence of Section 2.1 of the Plan, as applied to you, shall provide as follows:

“Conditioned on the execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release, and subject to the provisions of Section 2.7, you shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 2.2 if (a) you are an Eligible Employee, and (b) either (i) within 120 days after the occurrence of a Change in Control, your employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Cause or your death or Disability, or you voluntarily terminate your employment with the Company and all Subsidiaries for Good Reason, or (ii) more than 120 days after a Change in Control, your employment with the Company and all of its Subsidiaries is terminated for any reason other than Cause, your death, or Disability.”

        The second modification is that Section 2.2 of the Plan, as applied to you, shall provide in its entirety as follows:

        2.2   Amount of Severance Payment

If you become entitled to a Severance Payment under this Plan, the amount of your Severance Payment, when added to any payments which the Company or its Subsidiaries are required to make to you under WARN, shall equal two times your Compensation.

        In all other respects, the provisions of the Plan, as generally applicable to Eligible Employees, will apply to you also. This letter supercedes any earlier agreement between you and Wilshire Financial Services Group Inc. relating to the application of the Plan to you individually.

        This letter is being furnished to you in duplicate. If this letter correctly expresses your understanding of our agreement, please sign one duplicate original in the space provided below and return it to me.

Sincerely yours,

Stephen P. Glennon
Chief Executive Officer

SPG:lb

ACCEPTED AND AGREED TO:

Mark H. Peterman